                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") is dated October 6, 2003 to be effective as of the 16th day of October, 2003 between POWER EFFICIENCY CORPORATION, a Delaware corporation (the "Corporation"), with principal executive offices located at 4220 Varsity Drive, Suite E, Ann Arbor, MI 48108; and THOMAS A. MILLS JR., residing at 3115 34th Street, NW, Washington, DC 20008 (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Corporation desires to employ Executive as the Corporation's Vice President of Governmental Operations to engage in such activities and to render such services under the terms and conditions hereof and has authorized and approved the execution of this Agreement; and

         WHEREAS, Executive desires to be employed by the Corporation under the terms and conditions hereinafter provided;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

         1.       Employment, Duties and Acceptance.

                  1.1 Services. The Corporation hereby employs Executive, for the Term (as hereinafter defined in Section 2 hereof), to render services to the business and affairs of the Corporation in the office referenced in the recitals hereof and, in connection therewith, shall perform such duties as directed by the Chief Executive Officer of the Corporation, and shall perform such other duties as shall be consistent with the responsibilities of such office (collectively the "Services"). Specifically, Executive shall be responsible for running the Corporation's governmental operations division ("Governmental Operations" or the "Division"), which includes (i) incentive operations, as a value-added service, and (ii) overseeing sales to governmental authorities and non-profit and public-sector entities at the federal, state and local levels. Executive shall devote 100% of his business efforts, time, skill and abilities to promote the interests of the Corporation and its subsidiaries. Executive shall spend a sufficient number of days each month in Ann Arbor, Michigan at the Corporation's corporate offices (the "Headquarters Office") to accomplish his responsibilities under this Agreement. The parties acknowledge that this will initially be 1 to 2 days every other week. If this amount of time in the Headquarters Office is not sufficient for Executive to accomplish his responsibilities, in the reasonable estimation of both parties, Executive agrees to travel the additional time necessary to fully accomplish his responsibilities. The Executive's expenses incurred during any trips to the Headquarters Office will not be reimbursed by the Corporation unless the travel is combined with another authorized business trip, or unless otherwise authorized by the Chief Executive Officer.

                  1.2 Acceptance. Executive hereby accepts such employment and agrees to render the Services.


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                  1.3      Representations of the Executive. The Executive
represents and warrants to the Corporation that his execution and delivery of this Agreement, his performance of the Services hereunder and the observance of his other obligations contemplated hereby will not (i) violate any provisions of or require the consent or approval of any party to any agreement, letter of intent or other document to which he is a party or (ii) violate or conflict with any arbitration award, judgment or decree or other restriction of any kind to or by which he is subject or bound.

                  1.4 Prior Agreements. This Agreement supersedes and replaces all prior agreements between the parties, including the engagement agreement between the Corporation and LECG, LLC, for the services of the Executive, dated October 16, 2002 (the "LECG Agreement"), except as described in
Section 3.2 below.

         2.       Term of Employment.

         The initial term of Executive's employment under this Agreement (the "Term") shall commence on September 22, 2003 (the "Commencement Date") and shall terminate on September 21, 2005, unless sooner terminated pursuant to Sections 9 or 5.1 of this Agreement (the "Initial Term") provided, however, that if the Corporation shall fail to give Executive written notice of nonrenewal not less than 90 days prior to the scheduled expiration of the Initial Term or any extension thereof, the Initial Term shall automatically be extended for an additional one (1) year period. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing Protection of Confidential Information shall continue in effect as specified in Section 10 hereof.

         3.       Base Salary and Expense Reimbursement.

                  3.1 Base Salary. During the Term, as base compensation for the Services, the Corporation agrees to pay Executive a minimum base salary ("Base Salary") at the annual rate of $100,000. The Executive shall be eligible for annual salary increases in such amount(s) as the Corporation's Chief Executive Officer shall determine. Base Salary is subject to withholding and other applicable taxes, payable during the term of this Agreement in accordance with the Corporation's customary payment practices, but not less frequently than monthly.

                  3.2 Division Profit Participation. During the Term, the Corporation agrees to pay Executive a percentage ("Profit Participation") of the Division net profit ("Division Net Profit") of Governmental Operations, with the operations of Governmental Operations accounted for as a true profit center, in accordance with generally accepted accounting principles and in accordance with the Corporation's accounting practices. Executive understands that all of the Corporation's expenses shall be allocated among the Corporation's various divisions. Currently, the Corporation is expected to have three divisions:
Governmental Operations, National Sales, and Distributors but the number of divisions may increase or decrease. Each expense of the Corporation shall be allocated among the divisions based on the connection between such expense and each division. General expenses not connected with any division shall generally be allocated among the divisions based on revenue. The Corporation's Chief Executive Officer shall make the final determinations related to the allocation of expenses. Revenues of the Corporation shall be allocated among the divisions based on the connection between the revenue and each division. There may be times when it will be appropriate to allocated revenue from a single source between two or more divisions. The Corporation's Chief Executive Officer shall make the final determinations related to the allocation of revenues. Executive shall receive a Profit Participation of 20% (Twenty Percent) of Division Net Profit for accrued Division Net Profit up to and including $1,000,000 (One Million Dollars) per annual Corporation fiscal reporting period, and 10% (Ten Percent) of Division Net Profit above $1,000,000 per annual Corporation fiscal reporting period. Profit Participation payments will be made to Executive in arrears, on an annual basis after the financial statements for the year are completed. However the Executive will be entitled to receive interest at the prime rate on the profit participation as it accumulates during the year and executive is entitled to borrow up to 75% of the tentative profit participation, also at the prime rate, on a monthly basis provided that the loan amounts do not exceed the accrued profit participation. Any loans taken by the Executive shall be due on March 31 of the following year. The Corporation agrees to make such "Success Fee" payments as may be due under the LECG Agreement, in accordance with the terms of the LECG Agreement. The Executive acknowledges that the "Success Fee" payments will necessarily reduce the Governmental Operations Division revenues by the amount of the Success Fee payments.


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                  3.3      Stock Options. In connection with this Agreement, the
Corporation shall on the date hereof grant the Executive incentive stock options (the "ISO Options") to purchase up to 400,000 shares of the Corporation's common stock, $.001 par value per share (the "Common Stock"), at a per share purchase price of $0.87. The options shall be exercisable for a period of ten (10) years commencing on the date hereof and shall vest as follows:

          Date                 Number of ISO Options            Number of NQSO Options            Total Options
------------------------------------------------------------------------------------------------------------------
   September 30, 2003                  80,000                             --                          80,000
   September 30, 2004                  80,000                             --                          80,000
   September 30, 2005                  80,000                             --                          80,000
   September 30, 2006                  80,000                             --                          80,000
   September 30, 2007                  80,000                             --                          80,000
                                                                                                ------------------
                                                                                                     400,000

The grant of the options is conditioned upon and subject to the Executive executing the incentive stock option agreement, attached hereto as Exhibit A, the terms of which are hereby incorporated by reference.

                  3.4 Business Expense Reimbursement. Upon submission to, and approval by, an officer of the Corporation designated by the Board of Directors of the Corporation of a statement of expenses, reports, vouchers or other supporting information, which approval shall be granted or withheld based on the Corporation's policies in effect at such time, the Corporation shall promptly reimburse the Executive for all reasonable business expenses actually incurred or paid by him during the Term or renewals thereof in the performance of the Services, including, but not limited to, expenses for entertainment, travel and similar items.


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         4.       Bonuses

                  4.1 Bonus. The Executive shall be eligible to receive bonuses in such amount(s) as the Corporation's Compensation Committee shall determine in its absolute discretion. If there is no Compensation Committee, such determination shall be made by the entire Board of Directors.

                  4.2 Nothing in this Section 4 shall be construed as conferring on the Executive any right (i) normally associated with the ownership of capital stock; (ii) to continue in the employ of the Corporation or any affiliate of the Corporation, or (iii) to interfere in any way with the right of the Corporation to terminate this Agreement in accordance with the provisions hereof. Nothing in this Agreement shall be construed to imply that any specific assets of the Corporation have been set aside to provide for payments under this Agreement. Any payments under this Agreement shall be made solely from general assets of the Corporation existing at the time such payments are due.

         5.       Severance.

                  5.1 Termination Without Cause or for Good Reason. In the event that Executive's employment hereunder shall be terminated by the Corporation without Cause (as defined in Section 9.4 hereof) or terminated by the Executive for Good Reason (as defined in Section 9.5 hereof) at any time prior to the end of the Term, the Executive shall be entitled to receive from the Corporation, in addition to any Base Salary earned to the date of termination, a severance payment in an amount equal to $50,000, which shall be paid in bi-monthly (every two weeks) increments during the six-month period following such termination (the "Post-Termination Period). Should Executive secure employment or a consulting engagement during the Post-Termination Period, then the compensation from this employment or consulting shall be deducted from the bi-monthly payments the Corporation is obligated to pay Executive. If the Executive's compensation from this employment or consulting is higher than $8,333 in any given calendar month during the Post-Termination Period, then the Corporation shall not be obligated to make payments to Executive for that month, without prejudice to Executive's right to receive payments for any subsequent calendar month during the Post-Termination Period in which his other compensation is less than $8,333.

         6.       Additional Benefits.

                  6.1 In General. In addition to the compensation, bonuses, expenses and other benefits to be paid under Sections 3, 4 and 5 hereof, Executive will be entitled to all rights and benefits for which he shall be eligible under any insurance, health and medical, incentive, bonus, profit-sharing, pension or other extra compensation or "fringe" benefit plan of the Corporation or any of its subsidiaries now existing or hereafter adopted for the benefit of the executives or employees generally of the Corporation. The provisions of this Agreement which incorporate employee benefit packages shall change as and when such employee benefit packages change.


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         7.       Vacation.

         The Executive shall be entitled each year during the Term of this Agreement to a vacation period of 3 (Three) weeks, during which all salary, compensation, benefits and other rights to which the Executive is entitled to hereunder shall be provided in full. Such vacation may be taken in the Executive's discretion, and such time or times as are not inconsistent with the reasonable business needs of the Corporation. If the Executive does not take the 3 weeks of paid vacation in any year during the term of the Agreement, the unused vacation days will accrue until they are used, this Agreement is terminated or Executive retires. In the event of termination, Executive retirement or other resignation, Executive shall receive a payment for all accrued but unused vacation days equal to the amount Executive would have been paid if Executive continued as an employee of Corporation for such number of accrued but unused vacation days.

         8. Insurability; Right to Insure. Executive agrees that the Corporation shall have the right during the Term to insure the life of Executive by a policy or policies of insurance in such amount or amounts as it may deem necessary or desirable, and the Corporation shall be the beneficiary of any such policy or policies and shall pay the premiums or other costs thereof. The Corporation shall have the right, from time to time, to modify any such policy or policies of insurance or to take out new insurance on the life of Executive. Executive agrees, upon request, at any time or times prior to the commencement of or during the Term to sign and deliver any and all documents and to submit to any physical or other reasonable examinations which may be required in connection with any such policy or policies of insurance or modifications thereof.

         9.       Termination.

                  9.1 Death. If Executive dies during the Term of this Agreement, Executive's employment hereunder shall terminate upon his death and all obligations of the Corporation hereunder shall terminate on such date, except that Executive's estate or his designated beneficiary shall be entitled to payment of any unpaid accrued Base Salary through the date of his death.

                  9.2 Disability. Subject to the provisions of Section 6.1, if Executive shall be unable to perform a significant part of his duties and responsibilities in connection with the conduct of the business and affairs of the Corporation and such inability lasts for (i) a period of at least sixty (60) consecutive days, or (ii) periods aggregating at least ninety (90) days during any three hundred sixty-five (365) consecutive days, by reason of Executive's physical or mental disability, whether by reason of injury, illness or similar cause, Executive shall be deemed disabled, and the Corporation any time thereafter may terminate Executive's employment hereunder by reason of the disability. Upon delivery to Executive of such notice, all obligations of the Corporation hereunder shall terminate, except that Executive shall be entitled to payment of any unpaid accrued Base Salary through the date of termination. The obligations of Executive under Section 10 hereof shall continue notwithstanding termination of Executive's employment pursuant to this Section 9.2.

                  9.3      Termination For Cause.

                           9.3.1    Grounds. The Corporation may at any time
during the Term, without any prior notice, terminate this Agreement and discharge Executive for Cause, whereupon the Corporation's obligation to pay compensation or other amounts payable hereunder to or for the benefit of Executive shall terminate on the date of such discharge. Furthermore, the Executive shall be entitled to all options which have vested as of the termination date and all options which have not vested shall be cancelled. As used herein the term "Cause" shall mean: (i) a willful and material breach by Executive of the terms of this Agreement; (ii) willful violation of specific and lawful written direction from the Chief Executive Officer of the Corporation; provided such direction is not inconsistent with the Executive's duties and responsibilities under the office the Executive is holding at the time of the directive; or (iii) conviction of the Executive of a felony by a federal or state court of competent jurisdiction.


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                           9.3.2    Written Warning. The foregoing
notwithstanding, the Corporation agrees that, on the first occasion on which it believes that the Executive's conduct would otherwise justify his termination for Cause under subsections (i) or (ii), above, the Corporation shall give Executive written notice of the offending conduct, together with the instructions to cease or modify such conduct so as to avoid Termination ("Written Warning"). Executive shall have 24 hours from actual receipt of such Written Warning to cease or modify the offending conduct in a manner satisfactory to the Corporation in its sole, good-faith discretion, and to convey this fact to Corporation in writing. If Executive fails to cease or modify his conduct to the Corporation's satisfaction during the 24-hour hour cure period, then the Corporation may terminate Executive for cause. Executive shall not be entitled to receive nor Corporation to grant a second Written Warning during the term of this Agreement or any continuation or extension hereof; rather, any second incident of misconduct under subsections (i) and
(ii), above, shall be grounds for immediate termination for Cause. The Corporation's obligation to provide Written Warning is without prejudice to its other rights and remedies against Executive, including the right to seek immediate injunctive relief under ss. 10.5 hereof.

                           9.3.3    Continuing Obligations. The obligations of
the Executive under Section 10 shall continue notwithstanding termination of the Executive's employment pursuant to this Section 9.3.

                  9.4 Termination Without Cause. The Corporation shall have the option to terminate this Agreement without Cause without any prior notice to the Executive. In the event the Corporation terminates this Agreement without Cause as defined above, the Corporation shall pay the Executive upon termination, the amount required pursuant to Section 5.1. In addition, all options granted to the Executive shall immediately vest and be exercisable by the Executive. The obligations of the Executive under Section 10 hereof shall continue notwithstanding termination of the Executive's employment pursuant to this Section 9.4.

                  9.5 Termination by Executive. The Executive shall have the right to terminate this Agreement for Good Reason, as hereinafter defined. "Good Reason" shall mean any of the following: (i) the assignment to the Executive of duties inconsistent with the Executive's position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Corporation of the Executive's duties and responsibilities; or
(iii) any reduction by the Corporation of the Executive's compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all executives of the Corporation, including the Executive, shall not be deemed a reduction of the Executive's compensation package for purposes of this definition). In the event the Executive terminates this Agreement for Good Reason as defined above, the Corporation shall pay the Executive upon termination, the amount required pursuant to Section 5.1. In addition, all options granted to the Executive shall immediately vest and be exercisable by the Executive. The obligations of the Executive under Section 10 hereof shall continue notwithstanding termination of the Executive's employment pursuant to this Section 9.5. In the event the Executive terminates this Agreement without Good Reason, the Executive shall be entitled to Base Salary accrued from the most recent pay period through the date of termination but shall otherwise be treated as if this Agreement had been terminated pursuant to Section 9.3.


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         10.      Protection of Confidential Information.

         In view of the fact that Executive's work for the Corporation will bring him into close contact with confidential information and plans for future developments, Executive agrees to the following:

                  10.1 Secrecy. To keep secret and retain in the strictest confidence all confidential matters of the Corporation, including, without limitation, trade "know how" and trade secrets, customer lists, pricing policies, marketing plans, technical processes, formulae, inventions and research projects, and other business affairs of the Corporation, learned by him heretofore or hereafter, and not to disclose them to anyone inside or outside of the Corporation, except in the course of performing the Services hereunder or with the express written consent of the Chief Executive Officer or Board of Directors of the Corporation and except to the extent such information is already known to the general public.

                  10.2 Return Memoranda, etc. To deliver promptly to the Corporation on termination of his employment, or at any other time as the Chief Executive Officer or the Board of Directors of the Corporation may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Corporation's business and all property associated therewith, which he may then possess or have under his control.

                  10.3     Covenants.

                           10.3.1   Non-Competition. Executive agrees that at
all times while he is employed by the Corporation and, regardless of the reason for termination of his employment or this Agreement, for a period of six (6) months thereafter, he will not, as a principal, agent, employee, employer, consultant, stockholder, investor, director or co-partner of any person, firm, corporation or business entity other than the Corporation, or in any individual or representative capacity whatsoever, directly or indirectly, without the express prior written consent of the Corporation:

                           (i) engage or participate in any business whose products or services are competitive with that of the Corporation, which business is the manufacture and sale of energy saving equipment, and which conducts or solicits business, or transacts with suppliers or customers located within the United States;

                           (ii) aid or counsel any other person, firm, corporation or business entity to do any of the above;


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                           (iii)    become employed by a firm, corporation,
                           partnership or joint venture which competes with the business of the Corporation within the United States; or

                           (iv)     approach, solicit business from, or
                           otherwise do business or deal with any customer of the Corporation in connection with any product or service competitive to any provided by the Corporation.

                           10.3.2   Anti-Raiding. Executive agrees that during
the term of his employment hereunder, and, thereafter for a period of one (1) year, he will not, as a principal, agent, employee, employer, consultant, director or partner of any person, firm, corporation or business entity other than the Corporation, or in any individual or representative capacity whatsoever, directly or indirectly, without the prior express written consent of the Corporation approach, counsel or attempt to induce any person who is then in the employ of the Corporation to leave the employ of the Corporation or employ or attempt to employ any such person or persons who at any time during the preceding six months was in the employ of the Corporation.

                           10.3.3   Executive's Acknowledgements. Executive
acknowledges (i) that his position with the Corporation requires the performance of services which are special, unique, and extraordinary in character and places him in a position of confidence and trust with the customers and employees of the Corporation, through which, among other things, he shall obtain knowledge of the Corporation's "technical information" and "know-how" and become acquainted with its customers, in which matters the Corporation has substantial proprietary interests; (ii) that the restrictive covenants set forth above are necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Corporation; and (iii) that the Corporation would not have entered into this Agreement unless such covenants were included herein.

                  Executive also acknowledges that the business of the Corporation presently will extend throughout the United States, and that he will personally supervise and engage in such business on behalf of Corporation and, accordingly, it is reasonable that the restrictive covenants set forth above are not more limited as to geographic area than is set forth therein. Executive also represents to the Corporation that the enforcement of such covenants will not prevent Executive from earning a livelihood or impose an undue hardship on the Executive.

                  10.4     Severability. If any of the provisions of this
Section 10, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or provisions, which shall be given full effect, without regard to the invalid portions. If any of the provisions of this Section 10, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provision(s) shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Corporation's right to the relief provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.


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                  10.5     Injunctive Relief. Executive acknowledges and agrees
that, because of the unique and extraordinary nature of his services, any breach or threatened breach of the provisions of Sections 10.1, 10.2 or 10.3 hereof will cause irreparable injury and incalculable harm to the Corporation, and the Corporation shall, accordingly, be entitled to injunctive and other equitable relief for such breach or threatened breach and that resort by the Corporation to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any right or remedy which the Corporation may have with respect to such breach or threatened breach. The Corporation and Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in Delaware and each of the parties hereto, hereby agrees to accept service of process by registered mail and to otherwise consent to the jurisdiction of such courts.

                  10.6 Expenses of Enforcement of Covenants. In the event that any action, suit or proceeding at law or in equity is brought to enforce the covenants contained in Sections 10.1, 10.2, or 10.3 hereof or to obtain money damages for the breach thereof, the party prevailing in any such action, suit or other proceeding shall be entitled upon demand, to reimbursement from the other party for all expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred in connection therewith.

                  10.7 Separate Agreement. The provisions of this Section 10 shall be construed as an agreement on the part of the Executive independent of any other part of this Agreement or any other agreement, and the existence of any claim or cause of action of the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the provisions of this Section 10.

         11.      Indemnification.

         The Corporation shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at the Corporation's expense to the same extent as provided for any other director, officer or trustee of the Corporation. In addition, the Corporation shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under the law of its state of incorporation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of his having been a director or officer of the Corporation or any subsidiary thereof. Such expenses and liabilities shall include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, such settlements to be approved by the Board if such action is brought against the Executive in his capacity as a director or officer of the Corporation or any subsidiary thereof. The Corporation shall, upon the request of the Executive, advance to the Executive such amounts as necessary to cover expenses, including without limitation legal fees and expenses, incurred by the Executive in connection with any suit or proceeding in which the Executive may be involved by reason of his being or having been a director or officer of the Corporation or of any subsidiary thereof. Such indemnity and advance of expenses, however, shall not extend to matters as to which the Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.


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         12.      Arbitration.

         Except with respect to any proceeding brought under Section 10 hereof, any controversy, claim, or dispute between the parties, directly or indirectly, concerning this Employment Agreement or the breach hereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in Ann Arbor, Michigan pursuant to the Commercial Arbitration Rules or similar rules then applying of the American Arbitration Association. The arbitrator shall be selected by the mutual agreement of the parties. If the parties can not agree on a neutral arbitrator they will each select one representative who will select the arbitrator who will preside over the arbitration.. If the parties' representatives are unable to agree on a neutral arbitrator within three days of their designation, then a single, neutral arbitrator shall be selected by and through the procedures established by the American Arbitration Association. The parties agree to expedite the arbitration proceeding in every way, so that the arbitration proceeding shall be commenced within thirty (30) days after request therefore is made, and shall continue thereafter, without interruption, and that the decision of the arbitrators shall be handed down within thirty (30) days after the hearings in the arbitration proceedings are closed. The cost of the arbitration proceedings, including reasonable attorney's fees, shall be awarded to the prevailing party . Should either the Corporation or the Executive fail to comply with these requirements as required by this Section 12 within thirty (30) days after receiving written notice from the other party to do so, the other party shall have the right to name the arbitrator who will act for all of the parties and his decision in writing shall be binding and conclusive on all of the parties to this Agreement. The decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement; judgment upon such decision or award may be entered in any competent Federal or state court located in the United States of America; and the application may be made to such court for confirmation of such decision or award for any order of enforcement and for any other legal remedies that may be necessary to effectuate such decision or award.

         13.      Notices.

         All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, telecopy or mailed first-class, postage prepaid, by registered or certified mail to the parties at their respective addresses hereinabove set forth, or to such other address as either party shall designate by notice in writing to the other in accordance herewith. Notices delivered by telecopy shall be deemed made on the date transmitted upon proof of satisfactory transmission; notices delivered by hand, by overnight delivery, or by registered or certified mail shall be deemed made on the day of actual receipt upon proof of such receipt; notices made by first-class mail shall be deemed made three days after the date of mailing.

         14.      General.

                  14.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Delaware.


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                  14.2     Captions. The section headings contained herein are
for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  14.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes in their entirety all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof including. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                  14.4 Severability. If any of the provisions of this Agreement shall be unlawful, void, or for any reason, unenforceable, such provision shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining portions of this Agreement.

                  14.5 Waiver. Neither the failure to assert nor any delay in asserting any right hereunder shall be deemed a waiver of such right absent a written waiver signed by the party against whom such waiver is asserted. The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision hereof.

                  14.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

                  14.7 Assignability. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive. The Corporation may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the rights and obligations of the Corporation hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets. This Agreement shall inure to the benefit of, and be binding upon, the Executive and his executors, administrators, heirs and legal representatives.

                  14.8 Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. No superseding instrument, amendment, modification, cancellation, renewal or extension hereof shall require the consent or approval of any person other than the parties hereto.

                     [Signature page to immediately follow]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


POWER EFFICIENCY CORPORATION

By:
   -----------------------------------------
     Richard Koch, Chief Executive Officer



--------------------------------------------
Thomas A. Mills Jr., individually


                                      -12-